Madison Bancorp, Inc. Reports Results
For the Quarter Ended June 30, 2011

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.
Madison Square FSB

Madison Bancorp, Inc., (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a  net loss of $39,000 for the three month period ended June 30, 2011 which represents the first quarter in its fiscal year, as compared to a net loss of $332 for the three months ended June 30, 2010.

During the three months ended June 30, 2011, the Company benefited from increased net interest income, which was offset by a decrease in noninterest revenue which includes a decrease in gain on sale of investment securities during the quarter as compared to the same period in 2010.

Total assets increased to $154.3 million at June 30, 2011 from $154.0 million at March 31, 2011.  Total deposits decreased to $139.3 million at June 30, 2011 from $139.5 million at March 31, 2011.

President and Chief Executive Officer Michael P. Gavin commented, “We feel confident in our prospects during this challenging economic environment. While disappointed with the operating results for the most recently completed quarter as compared to the previous year, we believe we are well positioned from a capital and liquidity standpoint to effectively manage during this demanding economic period.  While challenges remain, we continue to focus on asset quality, managing our expenses and growing our customer base.”

Madison Bancorp, Inc., the holding company for Madison Square Federal Savings Bank, closed its stock offering on October 6, 2010. A total of 608,116 shares of common stock were sold in the offering resulting in gross offering proceeds of approximately $6.1 million. Shares of Madison Bancorp common stock are trading on the OTC Electronic Bulletin Board.

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described on Madison Bancorp’s Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the SEC) on June 27, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.
Consolidated Statements of Financial Condition

	June 30,	March 31,
	2011	2011
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$14,181,490	$8,665,829
Investment securities, available for sale	49,081,977	52,624,969
Loans receivable, net	84,647,824	86,178,498
Other real estate owned	424,000	434,000
Premises and equipment, net	3,875,073	3,876,969
Other assets	2,044,356	2,210,517
Total assets	$154,254,720	$153,990,782

Liabilities and Shareholders' Equity
Deposits	$139,301,815	$139,518,356
Other liabilities	1,185,204	833,395
Total liabilities	140,487,019	140,351,751
Total shareholders' equity	13,767,701	13,639,031
Total liabilities & shareholders' equity	$154,254,720	$153,990,782

Consolidated Statements of Operations

	For The Three Months Ended

	June 30,	June 30,	March 31,
	2011	2010	2011
	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,486,952	$1,554,051	$1,528,932
Interest expense	522,751	602,847	526,495
Net interest income	964,201	951,204	1,002,437
Provision for loan losses	46,000	51,359	44,012
Net interest income after provision for loan losses	918,201	899,845	958,425
Noninterest revenue	44,714	103,954	84,729
Noninterest expense	1,002,142	1,004,131	1,084,420
Loss before tax expense	(39,227)	(332)	(41,266)
Income tax expense	0	0	0
Net loss available to common shareholders	$(39,227)	$(332)	$(41,266)

Basic loss per common share	$(0.07)	N/A	$(0.07)
Diluted loss per common share	$(0.07)	N/A	$(0.07)